As filed with the Securities and Exchange Commission on September 24, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGSTAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0780999
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

410 11th Avenue South Hopkins, Minnesota 55343 Telephone (952) 935-6921

(Address of principal executive offices)

2001 STOCK OPTION PLAN

2001 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

Jon L. Reissner

Chief Executive Officer

MagStar Technologies, Inc.

410 11th Avenue South

Hopkins, Minnesota 55343

Telephone (952) 935-6921

(Name and address of agent for service)

Copy to:

William M. Mower, Esq.

Christopher J. Melsha, Esq.

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-8200

Facsimile:  (612) 642-8358

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.1875 per share	2,250,000	$0.95	$2,137,500	$270.82

(1)           Includes 2,000,000 shares offered pursuant to the 2001 Stock Option Plan and 250,000 shares offered pursuant to the 2001 Employee Stock Purchase Plan.

(2)           Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high prices of the Registrant’s Common Stock on September 22, 2004, as reported on the OTC bulletin board.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

1

PART II

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a)                                  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed on March 25, 2004;

(b)                                 Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004, filed on May 17, 2004 and August 16, 2004, respectively;

(c)                                  Current Report on Form 8-K dated August 23, 2004 and filed on August 27, 2004; and

(d)                                 The description of capital stock as set forth on Form 8-A and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Article XIII of the Company’s Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act.  In addition, Article VI of the Company’s Bylaws provides that the Company will indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the Minnesota Business Corporation Act.

The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities, including a reimbursement policy in favor of the Company.

The foregoing represents a summary of the general effect of the Minnesota Business Corporation Act, the Company’s Amended and Restated Articles of Incorporation and the Company’s directors and officers liability insurance coverage for purposes of general description only.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

Exhibit	Description
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered
10.1	MagStar Technologies, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s 10-KSB for the fiscal year ended December 31, 2001) (File No. 0-01561)
10.2	MagStar Technologies, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 to the Company’s 10-KSB for the fiscal year ended December 31, 2001) (File No. 0-01561)
23.1	Consent of Virchow, Krause & Company, LLP
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9.   Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins and the State of Minnesota, on the 20th day of September, 2004.

MAGSTAR TECHNOLOGIES, INC.

By:	/s/ Jon L. Reissner
Jon L. Reissner
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jon L. Reissner and Joseph A. Petrich, each of them signing singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Richard F. McNamara	Chairman of the Board and director	September 20, 2004
Richard F. McNamara

/s/ Jon L. Reissner	Chief Executive Officer and President	September 20, 2004
Jon L. Reissner	(Principal Executive Officer)

/s/ Michael J. Tate	Director	September 20, 2004
Michael J. Tate

/s/ James L. Reissner	Director	September 20, 2004
James L. Reissner

/s/ Joseph A. Petrich	Treasurer and Chief Financial Officer	September 20, 2004
Joseph A. Petrich	(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of Virchow, Krause & Company, LLP